As filed with the Securities and Exchange Commission on May 17, 2023

Registration No. 333- 269083

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

NOVABAY PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	68-0454536 (I.R.S. Employer Identification No.)

2000 Powell Street, Suite 1150

Emeryville, CA 94608

(510) 899-8800

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Justin M. Hall, Esq.

Chief Executive Officer and General Counsel

2000 Powell Street, Suite 1150

Emeryville, CA 94608

(510) 899-8800

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Abby E. Brown, Esq.

Squire Patton Boggs (US) LLP

2550 M Street, NW

Washington, DC 20037

(202) 457-6000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-Accelerated Filer	☒	Smaller Reporting Company	☒
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(A) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(A), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 17, 2023

PROSPECTUS

327,860 Shares of Common Stock

This prospectus relates to the resale, from time to time, by the selling stockholders identified in the section of this prospectus entitled “Selling Stockholders” (the “Selling Stockholders”) of up to 327,860 shares (the “Shares”) of NovaBay Pharmaceuticals, Inc.’s (“us”, “we”, “our”, “NovaBay”, or the “Company”) common stock, par value $0.01 per share (the “Common Stock”), issuable upon the exercise of outstanding Common Stock warrants (the “Reprice Warrants”). The Reprice Warrants were issued to the Selling Stockholders with an exercise price of $6.30 per share, provided, however, the Reprice Warrants exercisable for 238,574 Shares held by the Selling Stockholders who participated in our recently completed private placement were amended to reduce the exercise price from $6.30 per share to $1.50 per share. See “Prospectus Summary—Recent Developments” and “Selling Stockholders” in this prospectus for more information. The Reprice Warrants were issued to the Selling Stockholders in connection with our warrant reprice transaction of previously issued Common Stock purchase warrants held by the Selling Stockholders and other warrant holders that was completed on September 9, 2022 (the “2022 Warrant Reprice Transaction”). We are registering the resale of the Shares by the Selling Stockholders pursuant to the terms and conditions of the warrant reprice letter agreements that the Selling Stockholders each entered into with us in connection with the 2022 Warrant Reprice Transaction (the “Reprice Letter Agreements”).

Our registration of the Shares covered by this prospectus does not mean that the Selling Stockholders will offer or sell any of the Shares. The Selling Stockholders may sell all or a portion of the Shares being offered pursuant to this prospectus at the prevailing market prices at the time of sale or at negotiated prices. For additional information, see the section entitled “Selling Stockholders”.

We will not receive any proceeds from the sale of the Shares by the Selling Stockholders. However, upon any cash exercise of the Reprice Warrants by the Selling Stockholders, we will receive cash proceeds per share equal to the exercise price of the Reprice Warrants. If the Reprice Warrants are exercised in a cashless exercise, we will not receive any proceeds from the exercise of the Reprice Warrants. The Selling Stockholders will each bear all commissions and discounts, if any, attributable to their respective sales of the Shares. We will bear the costs, expenses and fees in connection with the registration of the Shares.

Our Common Stock is listed on the NYSE American under the symbol “NBY.” The last reported sale price of our Common Stock on May 15, 2023 was $0.77 per share.

You should read this prospectus, any applicable prospectus supplement and any related free writing prospectus carefully before you invest. Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should carefully consider the risks that we have described under the caption “Risk Factors” on page 8 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                                              , 2023.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 filed with the U.S. Securities and Exchange Commission (the “SEC”), using a “shelf” registration process. By using a shelf registration statement, the Selling Stockholders may sell up to 327,860 shares of Common Stock received upon exercise of the Reprice Warrants, from time to time in one or more offerings as described in this prospectus. We will not receive any proceeds from the sale of the Shares by the Selling Stockholders. However, upon any cash exercise of the Reprice Warrants by the Selling Stockholders, we will receive cash proceeds per share equal to the exercise price of the Reprice Warrants. If the Reprice Warrants are exercised in a cashless exercise, we will not receive any proceeds from the exercise of the Reprice Warrants.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part, which may contain material information relating to this offering. The prospectus supplement or post-effective amendment may also add, update or change information contained in this prospectus with respect to the offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information that has been incorporated by reference, including reports we file with the SEC, that are not contained in this prospectus. Before purchasing any securities, you should carefully read this prospectus, any post-effective amendment, and any applicable prospectus supplement, together with the documents incorporated by reference and other additional information that we file with the SEC described in the “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” sections of this prospectus.

This prospectus includes important information about us and the securities being offered. You should rely only on this prospectus, any post-effective amendment, and any applicable prospectus supplement, and the information incorporated or deemed to be incorporated by reference in this prospectus. We have not, and the Selling Stockholders have not, authorized anyone to provide you with information that is in addition to, or different from, the information that is contained, or incorporated by reference, in this prospectus prepared by or on behalf of us or to which we have referred you. If anyone provides you with different or inconsistent information, you should not rely on it. We and the Selling Stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The documents entered into in connection with the 2022 Warrant Reprice Transaction described herein and/or in our filings with the SEC (collectively, the “Transaction Documents”) contain representations and warranties of the parties to such agreements that may be subject to limitations, qualifications or exceptions agreed upon by the parties, and may be subject to a contractual standard of materiality that differs from the materiality standard that applies to reports and documents filed with the SEC. In particular, in your review of the representations and warranties contained in the Transaction Documents and described in the foregoing summary, it is important to bear in mind that the representations and warranties were negotiated in connection with separate transactions and with the principal purpose of allocating contractual risk between the parties in such transactions. The representations and warranties, other provisions of the Transaction Documents or any description of these provisions should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this prospectus, any post-effective amendment and any applicable prospectus supplement, as well as in the other reports, statements and filings that the Company publicly files with the SEC.

This prospectus contains market data and industry statistics and forecasts that are based on our internal estimates and independent industry publications and other sources that we believe to be reliable sources. In some cases, we do not expressly refer to the sources from which this data is derived. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. Our internal estimates are based upon information obtained from trade and business organizations and other contacts in the industry in which we operate, and our management’s understanding of industry conditions. While we believe our internal estimates are reliable, they has not been verified by an independent source. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. We are responsible for all of the disclosure contained in this prospectus, and we believe these industry publications and third-party research, surveys and studies are reliable. While we are not aware of any misstatements regarding any third-party information presented in this prospectus, their estimates, in particular, as they relate to projections, involve numerous assumptions, are subject to risks and uncertainties, and are subject to change based on various factors, including those discussed under the section entitled “Risk Factors” and elsewhere in this prospectus or otherwise incorporated by reference into this prospectus.

Unless otherwise specifically indicated, references to “prospectus” herein shall include any post-effective amendment, applicable prospectus supplement, and the information incorporation or deemed to be incorporated by reference in this prospectus. This prospectus contains summaries of certain provisions contained in some of the documents described herein or therein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

On November 15, 2022, we effected a 1-for-35 reverse stock split of our outstanding Common Stock (the “Reverse Stock Split”) as more fully described in the prospectus. Unless the context indicates or otherwise requires, all share numbers and share price data included in this prospectus have been adjusted to give effect to the Reverse Stock Split.

This prospectus includes trademarks, service marks and trade names owned by us, our subsidiary DERMAdoctor, LLC, or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus are the property of their respective owners.

Unless the context indicates otherwise in this prospectus, the terms “NovaBay,” the “Company,” “we,” “our” or “us” in this prospectus refer to NovaBay Pharmaceuticals, Inc.

PROSPECTUS SUMMARY

This summary highlights, and is qualified in its entirety by, the selected information contained elsewhere in this prospectus or incorporated by reference in this prospectus. This summary does not contain all of the information that may be important to you or that you need to consider in making your investment decision. You should carefully read the entire prospectus, including any applicable prospectus supplement, especially the “Risk Factors” section beginning on page 8 of this prospectus and the risks under similar headings in other documents and filings that are incorporated by referenced into this prospectus, our financial statements, the exhibits to the registration statement of which this prospectus forms a part and other information incorporated by reference in this prospectus before deciding to invest in our Common Stock. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.

About NovaBay

NovaBay develops and sells scientifically-created and clinically proven eyecare, skincare and wound care products.

Eyecare:

Our leading product, Avenova® Antimicrobial Lid and Lash Solution (“Avenova Spray”), is proven in laboratory testing to have broad antimicrobial properties as it removes foreign material including microorganisms and debris from the skin around the eye, including the eyelid. Avenova Spray is formulated with our proprietary, stable and pure form of hypochlorous acid and is cleared by the U.S. Food and Drug Administration for sale in the United States. Avenova Spray is available direct to consumers primarily through online distribution channels and is also available by prescription and dispensed by eyecare professionals for blepharitis and dry-eye disease. Other eyecare products offered under the Avenova eyecare brand include Novawipes by Avenova, Avenova Lubricant Eye Drops, Avenova Moist Heating Eye Compress, the i-Chek eyelid and eyelash mirror by Avenova, and the Eye Health Support Oral Supplement with MaquiBright.

Skincare:

Through our subsidiary DERMAdoctor, LLC (“DERMAdoctor”), we offer over 30 dermatologist-developed products targeting common skin concerns, ranging from aging and blemishes to dry skin, perspiration and keratosis pilaris. DERMAdoctor branded products are marketed and sold through the DERMAdoctor website, well-known traditional and digital beauty retailers, and a network of international distributors. We acquired DERMAdoctor in November 2021, and since completing the DERMAdoctor Acquisition we have been working to integrate and expand the DERMAdoctor business in order to achieve strategic objectives that we expected by completing this acquisition, including revenue growth, cost reductions and achieving overall profitability. We did not achieve these objectives in fiscal 2022, as DERMAdoctor’s product revenue declined in 2022 compared to 2021, while operating costs relating to these products remained substantially the same. We are working to achieve our overall objectives, as well as continuing to evaluate additional strategies for our Company and its business to address our capital and liquidity needs.

Wound Care:

We also manufacture and sell our proprietary form of hypochlorous acid for the wound care market through our NeutroPhase and PhaseOne branded products. NeutroPhase and PhaseOne are used for cleansing and irrigation as part of surgical procedures, as well as treating certain wounds, burns, ulcers and other injuries. We currently sell these products through distributors.

The Reprice Warrants

On September 9, 2022, we entered into Reprice Letter Agreements with certain holders (the “2020 Participants”) of Common Stock purchase warrants that were issued as part of our prior warrant reprice transaction that closed on July 23, 2020 (the “2020 Original Warrants”) and with all of the holders (the “2021 Participants” and together with the 2020 Participants, the “Participants”) of the Common Stock purchase warrants that we issued in our private placement that was consummated on November 2, 2021 (the “2021 Original Warrants”). The Reprice Letter Agreements provided for the 2020 Original Warrants and the 2021 Original Warrants held by Participants to be amended to reduce their respective exercise price to $0.18, or $6.30 reflecting the adjustment as a result of our Reverse Stock Split (the “Reduced Exercise Price”) and, in the case of the 2021 Original Warrants, extend the term of those warrants until September 11, 2028. The 2020 Original Warrants and the 2021 Original Warrants as so amended are referred to as the “2020 Amended Warrants” and the “2021 Amended Warrants”, respectively, and together, the “Amended Warrants.” The Amended Warrants became exercisable on March 9, 2023.

As part of the 2022 Warrant Reprice Transaction and pursuant to the Reprice Letter Agreements, the Selling Stockholders elected to make a cash exercise of their respective Amended Warrants, which included (i) the 2021 Participants exercising 25% of their respective 2021 Amended Warrants at the Reduced Exercise Price for a total of 9,375,000 shares of Common Stock, or 267,860 shares of Common Stock reflecting the subsequent Reverse Stock Split and (ii) a 2020 Participant exercising their 2020 Amended Warrant at the Reduced Exercise Price for 2,100,000 shares of Common Stock, or 60,000 shares of Common Stock reflecting the subsequent Reverse Stock Split (collectively, the “Initial Exercise”). The Company received $2,065,500 in aggregate gross proceeds from the Initial Exercise.

In connection with the Initial Exercise, the Company, in a private placement, issued to the Selling Stockholders the Reprice Warrants that provide for the purchase of a number of shares of Common Stock equal to 100% of the shares of Common Stock received by each Selling Stockholder in their Initial Exercise. After issuance, the Reprice Warrants were exercisable for an aggregate of 327,860 shares of Common Stock at an exercise price equal to $6.30, which number of underlying shares and exercise price reflect the adjustment for the Reverse Stock Split and are subject to potential future adjustment. In connection with the 2023 Private Placement, as further defined and described below, those Selling Stockholders who also participated in the 2023 Private Placement each entered into a Warrant Amendment Agreement with the Company that provided for their Reprice Warrants, exercisable for an aggregate of 238,574 Shares, as well as the other Common Stock warrants held by the participating Selling Stockholders, to be amended to reduce the exercise price of the Reprice Warrants and the other warrants from $6.30 per share to $1.50 per share. The Reprice Warrants held by the Selling Stockholders who did not participate in the 2023 Private Placement, which are exercisable for an aggregate of 89,286 Shares, continue to have an exercise price of $6.30 per share. The Reprice Warrants will be exercisable until they expire on September 11, 2028.

The terms of the Reprice Warrants provide for a restriction upon exercise to the extent that, after giving effect to such exercise, the holder of the Reprice Warrant (together with the holder’s affiliates, and any other persons acting as a group together with the holder or any of the holder’s affiliates), would beneficially own in excess of 4.99% or 9.99% of outstanding Common Stock. The Reprice Warrants do not have any preemptive rights or a preference upon any liquidation, dissolution or winding-up of the Company. For additional information regarding the Reprice Warrants, see “Description of Capital Stock” in this prospectus.

In connection with the 2022 Warrant Reprice Transaction and pursuant to the terms and conditions of the Reprice Letter Agreements, we agreed to register the shares of Common Stock underlying the Reprice Warrants. Accordingly, we are registering the offer and sale of the Shares by the Selling Stockholders. We will not receive any proceeds from the sale of the Shares by the Selling Stockholders. However, upon any cash exercise of the Reprice Warrants by the Selling Stockholders, we will receive cash proceeds per share equal to the exercise price of the Reprice Warrants. If the Reprice Warrants are exercised in a cashless exercise, we will not receive any proceeds from the exercise of the Reprice Warrants. We will bear the costs, expenses and fees in connection with the registration of the Shares. The Selling Stockholders will each bear all commissions and discounts, if any, attributable to their respective sales of the Shares. For additional information, see the section entitled “Plan of Distribution”.

Recent Developments

2022 Private Placement

Concurrent with the 2022 Warrant Reprice Transaction, we entered into a private placement transaction with accredited investors (the “2022 Private Placement”) to sell, pursuant to the Securities Purchase Agreement, dated September 9, 2022 (the “2022 Securities Purchase Agreement”), units consisting of (i) 3,250 shares of Series C Non-Voting Convertible Preferred Stock, par value $0.01 per share (“Series C Preferred Stock”), which were convertible at the time of issuance into an aggregate of 516,750 shares of Common Stock, subject to anti-dilution adjustment, (ii) short-term Series A-1 warrants to purchase Common Stock (“Short-Term Warrants”), which are exercisable for 515,876 shares of Common Stock and (iii) long-term Series A-2 warrants to purchase Common Stock (“Long-Term Warrants” and, together with the Short-Term Warrants, the “2022 Warrants”), which are exercisable for 515,876 shares of Common Stock. On November 18, 2022, we closed the 2022 Private Placement and received gross proceeds of $3.25 million from the sale of the Series C Preferred Stock and the 2022 Warrants.

2023 Private Placement

On April 27, 2023, we entered into a Securities Purchase Agreement (the “2023 Securities Purchase Agreement”) with certain existing accredited institutional investors (the “2023 Purchasers”) that provided for the issuance and sale in private placement transaction (the “2023 Private Placement”) of (i) $3.3 million aggregate principal amount of Original Issue Discount Senior Secured Convertible Debentures Due November 1, 2024 (the “Debentures”), which may be converted or redeemed into up to an aggregate of 2,538,464 shares of Common Stock (the “Conversion Shares”), (ii) new long-term Series B-1 warrants to purchase Common Stock (“2023 Long-Term Warrants”), which are exercisable for up to an aggregate of 2,538,464 shares of Common Stock, and (iii) new short-term Series B-2 warrants to purchase Common Stock (“2023 Short-Term Warrants” and, together with the Long-Term Warrants, the “2023 Warrants”), which are exercisable for up to an aggregate of 2,538,464 shares of Common Stock . The closing of the 2023 Private Placement occurred on May 1, 2023 (the “Private Placement Closing”), and we received gross proceeds of approximately $3.0 million, before deducting placement agent fees and other offering expenses. In connection with the Private Placement Closing, Common Stock purchase warrants that the Company previously issued to the 2023 Purchasers and to other existing investors in prior private placements and warrant reprice transactions, which included the Reprice Warrants held by the Selling Stockholders that participated in the 2023 Private Placement, were amended to lower the exercise price from $6.30 per share to $1.50 per share pursuant to Warrant Amendment Agreements entered into by the Company with each of the 2023 Purchasers. For more information regarding the amended Reprice Warrants held by the Selling Stockholders that participated in the 2023 Private Placement, see “Selling Stockholder” in this prospectus.

Due to the number of shares of Common Stock that may be issued upon conversion or redemption of the Debentures and the exercise of the 2023 Warrants, the Company is required to obtain stockholder approval for the issuance of these shares of common stock in accordance with Section 713(a) and 713(b) of the NYSE American Company Guide (the “Stockholder Approval”). The Company expects to seek the Stockholder Approval at its 2023 Annual Meeting of Stockholders. Until the Stockholder Approval is obtained, the conversion of the Debentures by the holders into shares of common stock is currently limited to a holder’s pro rata share of 19.99% of the Company’s outstanding shares of Common Stock, or into an aggregate of 438,669 shares of Common Stock (the “Issuable Maximum”), and none of the 2023 Warrants will be exercisable until the Stockholder Approval is obtained.

Anti-Dilution Adjustment to Series B Preferred Stock and the Series C Preferred Stock

The Certificate of Designation of Preferences, Rights and Limitations for the Company’s outstanding Series B Preferred Stock (the “Series B Certificate of Designation”) and the Certificate of Designation of Preferences, Rights and Limitations for the Company’s outstanding Series C Preferred Stock (the “Series C Certificate of Designation”) provides for anti-dilution protections in the event that the Company grants any right to reprice any Company security or issue a new Company security that would entitle the holder to acquire Common Stock at an effective price per share that is lower than the conversion price of the Series B Non-Voting Convertible Preferred Stock, par value $0.01 per share (“Series B Preferred Stock”) and the Series C Preferred Stock, which is referred to as “full-ratchet” anti-dilution protection. As a result of the issuance of the Debentures in the 2023 Private Placement, which were issued with a conversion price of $1.30, and the 2023 Warrants, which has an exercise price also at $1.30 per share, this anti-dilution protection was triggered resulting in the conversion price of each share of Series B Preferred Stock and Series C Preferred Stock, which were both convertible at a conversion price of $6.30 into 159 shares of Common Stock, were automatically adjusted downward to now be convertible at a conversion price of $1.30 into 770 shares of Common Stock. As a result of this conversion price adjustment occurring, an additional 7,863,570 shares of common stock are issuable upon conversion of the outstanding Series B Preferred Stock and Series C Preferred Stock.

Financial Outlook—Going Concern

In our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 11, 2023 (the “First Quarter Form 10-Q”), as well in our previous periodic reports filed with the SEC, we reported, based primarily on the funds available on March 31, 2023 and the 2023 Private Placement, the Company believes that the its existing cash and cash equivalents and cash flows generated from product sales will be sufficient to fund its existing operations and meet its planned operating expenses into at least the second quarter of 2024. We also reported that we sustained operating losses for the majority of our corporate history and expect that our 2023 expenses will exceed our 2023 revenues, as we continue to invest in both Avenova and DERMAdoctor commercialization efforts. Additionally, we expect to continue incurring operating losses and negative cash flows until revenues reach a level sufficient to support ongoing growth and operations. Accordingly, as reported in the First Quarter Form 10-Q, we have determined that our planned operations raise substantial doubt about our ability to continue as a going concern. In addition, we also noted that changing circumstances may cause us to expend cash significantly faster than currently anticipated, and we may need to spend more cash than currently expected because of circumstances beyond our control that impact the broader economy such as periods of inflation, supply chain issues, the continuation of the COVID-19 pandemic and international conflicts.

Additional Information

For additional information related to and a more complete description of our business and operations, financial condition, results of operations and other important information about our Company, including the recent developments, please refer to the reports and other filings incorporated by reference in this prospectus, including our most recent Annual Report on Form 10-K for the year ended December 31, 2022, the First Quarter Form 10-Q and our other Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K, as described in this prospectus under the caption “Incorporation of Certain Documents by Reference”.

Company Information

NovaBay was incorporated under the laws of the State of California on January 19, 2000, as NovaCal Pharmaceuticals, Inc. It had no operations until July 1, 2002, on which date it acquired all of the operating assets of NovaCal Pharmaceuticals, LLC, a California limited liability company. In February 2007, it changed its name from NovaCal Pharmaceuticals, Inc. to NovaBay Pharmaceuticals, Inc. In June 2010, the Company changed the state in which it was incorporated and is now incorporated under the laws of the State of Delaware.

Our corporate address is 2000 Powell Street, Suite 1150, Emeryville, California 94608, and our telephone number is (510) 899-8800. Our website address is www.novabay.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of this prospectus. Our website address is included in this document as an inactive textual reference only.

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. You should consider carefully the risk factors described below, and all other information and documents contained in or incorporated by reference in this prospectus (as supplemented and amended), including the risks described under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022, the First Quarter Form 10-Q and any future Quarterly Reports on Form 10-Q and other filings that we make with the SEC, including those incorporated by reference herein, before deciding whether to buy our Common Stock. The risks described in this prospectus or incorporated by reference into this prospectus are not the only ones we face, but those that we consider to be material. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations and could result in a complete loss of your investment. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of the following risks actually occur, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the market price of our Common Stock to decline, and you could lose all or part of your investment. Please also read carefully the section below entitled “Special Note Regarding Forward-Looking Statements.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we have filed with the SEC that are incorporated by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), including, but not limited to, statements that are based upon management’s current expectations, assumptions, estimates, projections and beliefs, including statements about the commercial progress and future financial performance of the Company. These statements relate to future events or to our future operating or financial performance and involve risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.

The use of words such as, but not limited to, “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” and similar words or expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding our ability to comply with the continued listing standards of the NYSE American, the financial and business impact and effect of our recent financing transactions, and any future revenue that may result from selling the Company’s products, as well as the Company’s expected future financial results and ability to continue as a going concern. These statements involve risks, uncertainties and other factors that may cause actual results or achievements to be materially different and adverse from those expressed in or implied by these forward-looking statements.

We discuss in greater detail many of these risks under the heading “Risk Factors” contained in this prospectus or otherwise described in our filings with the SEC, including our Annual Report on Form 10-K, in our subsequently filed Quarterly Reports on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. You should read this prospectus together with the documents we have filed with the SEC that are incorporated by reference completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

USE OF PROCEEDS

The Shares covered by this prospectus are issuable upon the exercise of the Reprice Warrants into an aggregate of 327,860 shares of Common Stock as described in “Prospectus Summary — The Reprice Warrants and the 2022 Warrant Reprice Transaction”. We will not receive any proceeds from the sale of the Shares by the Selling Stockholders. However, upon any cash exercise of the Reprice Warrants by the Selling Stockholders, we will receive cash proceeds per share equal to the exercise price of the Reprice Warrants. If the Reprice Warrants are exercised in a cashless exercise, we will not receive any proceeds from the exercise of the Reprice Warrants. We will bear the costs, expenses and fees in connection with the registration of the Shares. The Selling Stockholders will each bear all commissions and discounts, if any, attributable to their respective sales of the Shares.

MARKET FOR OUR COMMON STOCK

Market Information

Our Common Stock is listed on the NYSE American, under the symbol “NBY.”

Holders

As of May 10, 2023, we had 2,728,824 shares of Common Stock outstanding and there were approximately 116 holders of record of our Common Stock. This figure does not reflect persons or entities that hold their stock in nominee or “street” name through various brokerage firms. We have 11,026 shares of Series B Preferred Stock that were issued in the private placement offering that was consummated on November 2, 2021 (the “2021 Private Placement”), 1,150 shares of Series C Preferred Stock that were issued in the 2022 Private Placement, and no other preferred stock outstanding as of May 10, 2023.

DIVIDEND POLICY

We have not paid cash dividends on our Common Stock since our inception. We currently expect to retain earnings primarily for use in the operation and expansion of our business; therefore, we do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, restrictions under any existing indebtedness and other factors the Board of Directors deems relevant.

PRINCIPAL STOCKHOLDERS

The following table indicates information as of May 10, 2023 regarding the beneficial ownership of our Common Stock by:

●	each person who is known by us to beneficially own more than five percent (5%) of our securities;

●	our current executive officers;

●	each of our directors; and

●	all of our directors and executive officers as a group.

The percentage of shares beneficially owned is based on 2,728,824 shares of Common Stock outstanding as of May 10, 2023. Except as indicated in the footnotes to this table, and as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them and no shares are pledged.

Name and Address of Beneficial Owner (1)		Number of Shares Beneficially Owned		Percent of Class
Beneficial Owners Holding More Than 5%

Hudson Bay Master Fund Ltd. (2)	225,909		7.6%
c/o Hudson Bay Capital Management LP
28 Havemeyer Place, 2nd Floor
Greenwich, CT 06830

Armistice Capital, LLC (3)	191,826		7.0%
510 Madison Avenue, 7th Floor
New York, New York 10022

Pioneer Pharma (Hong Kong) Company Ltd. (“Pioneer Hong Kong”) (4)	148,241		5.4%
682 Castle Peak Road
Lai Chi Kok, Kowloon, Hong Kong

Executive Officers and Directors
Justin M. Hall, Esq. (5)	17,193		*
Tommy Law (6)	599		*
Audrey Kunin, M.D. (7)	2,143		*
Jeff Kunin, M.D. (8)	2,143		*
Paul E. Freiman, Ph.D. (9)	5,182		*
Julie Garlikov (10)	858		*
Swan Sit (11)	2,288		*
Mijia (Bob) Wu, M.B.A. (12)	3,296		*
Yenyou (Jeff) Zheng, Ph.D. (13)	2,288		*
Yongxiang (Sean) Zheng (14)	858		*
All directors and executive officers as a group (10 persons)	34,705		1.3%

*	Less than one percent (1%).

(1)	The address for each director and officer of NovaBay listed is c/o NovaBay Pharmaceuticals, Inc., 2000 Powell Street, Suite 1150, Emeryville, CA 94608. Number of shares beneficially owned and percent of class is calculated in accordance with SEC rules. A beneficial owner is deemed to beneficially own shares the beneficial owner has the right to acquire within 60 days of May 10, 2023. For purposes of calculating the percent of class held by a single beneficial owner, the shares that such beneficial owner has the right to acquire within 60 days of May 10, 2023 are also deemed to be outstanding; however, such shares are not deemed to be outstanding for purposes of calculating the percentage ownership of any other beneficial owner.

(2)

Based upon information contained in Amendment No. 1 to the Schedule 13G filed by Hudson Bay Capital Management LP and Sander Gerber with the SEC on February 10, 2023, Hudson Bay Capital Management LP beneficially owned 225,909 shares of Common Stock issuable upon the exercise of certain warrants and/or conversion of shares of convertible preferred stock as of December 31, 2022, with shared voting and dispositive power of all shares and sole voting and dispositive power of no shares.

(3)

Based upon information contained in the Schedule 13G filed by Armistice Capital, LLC and Steven Boyd with the SEC on February 14, 2023, Armistice Capital, LLC beneficially owned 191,826 shares of Common Stock as of December 31, 2022, with shared voting and dispositive power of all shares and sole voting and dispositive power of no shares.

(4)

Based upon information contained in the Schedule 13D/A filed by Pioneer Hong Kong and China Pioneer Pharma Holdings Limited, the parent company of Pioneer Hong Kong, with the SEC on January 13, 2017, Pioneer Hong Kong beneficially owned 148,241 shares of Common Stock (as adjusted for the Reverse Stock Split) as of December 9, 2016, with shared voting and dispositive power of all shares and sole voting and dispositive power of no shares.

(5)	Consists of (i) 2,377 shares of Common Stock held directly by Mr. Hall and (ii) 14,816 shares issuable upon the exercise of outstanding options which are exercisable as of May 10, 2023 or within 60 days after such date. Does not include 14,286 performance restricted stock units granted to Mr. Hall on May 4, 2021 that will vest based on the achievement of three performance goals at the end of a three-year performance period ending December 31, 2023.

(6)	Consists of 599 shares issuable upon exercise of outstanding options which are exercisable as of May 10, 2023 or within 60 days after such date.

(7)	Consists of 2,143 shares issuable upon exercise of outstanding options which are exercisable as of May 10, 2023 or within 60 days after such date. Does not include 8,572 performance restricted stock units granted to Dr. Audrey Kunin on November 8, 2021 that will vest based on the achievement of three performance goals at the end of a three year performance period ending December 31, 2023.

(8)	Consists of 2,143 shares issuable upon exercise of outstanding options which are held by Dr. Jeff Kunin’s spouse, Dr. Audrey Kunin, and exercisable as of May 10, 2023 or within 60 days after such date.

(9)	Consists of (i) 67 shares held by the Paul Freiman and Anna Mazzuchi Freiman Trust, of which Dr. Freiman and his spouse are trustees (with sole voting power over 18 shares, shared voting power over 31 shares, sole investment power over no shares and shared investment power over 49 shares); (ii) 858 shares of Common Stock held directly by Dr. Freiman; (iii) 3,399 shares issuable upon exercise of outstanding options which are exercisable as of May 10, 2023 or within 60 days after such date; and (iv) 858 shares of Common Stock issuable upon the vesting of outstanding restricted stock units which vest within 60 days of May 10, 2023.

(10)	Consists of 858 shares of Common Stock issuable upon the vesting of outstanding restricted stock units which vest within 60 days of May 10, 2023.

(11)	Consists of (i) 858 shares of Common Stock held directly by Ms. Sit; (ii) 572 shares issuable upon exercise of outstanding options which are exercisable as of May 10, 2023 or within 60 days after such date; and (iii) 858 shares of Common Stock issuable upon the vesting of outstanding restricted stock units which vest within 60 days of May 10, 2023.

(12)	Consists of (i) 858 shares of Common Stock held directly by Mr. Wu; (ii) 1,580 shares issuable upon exercise of outstanding options which are exercisable as of May 10, 2023 or within 60 days after such date; and (iii) 858 shares of Common Stock issuable upon the vesting of outstanding restricted stock units which vest within 60 days of March 27, 2023. As Non-Executive Director of China Pioneer, the parent company of Pioneer Hong Kong, Mr. Wu disclaims beneficial ownership of the shares of the Common Stock held by China Pioneer Pharma and Pioneer Hong Kong.

(13)	Consists of (i) 858 shares of Common Stock held directly by Dr. Jeff Zheng; (ii) 572 shares issuable upon exercise of outstanding options which are exercisable as of May 10, 2023 or within 60 days after such date; and (iii) 858 shares of Common Stock issuable upon the vesting of outstanding restricted stock units which vest within 60 days of May 10, 2023.

(14)	Consists of 858 shares of Common Stock issuable upon the vesting of outstanding restricted stock units which vest within 60 days of May 10, 2023.

DESCRIPTION OF CAPITAL STOCK

Overview

Our authorized capital stock currently consists of 150,000,000 shares of Common Stock with a $0.01 par value per share, and 5,000,000 shares of preferred stock with a $0.01 par value per share. A description of material terms and provisions of the Certificate of Incorporation and our Bylaws, as amended and restated (“Bylaws”), affecting the rights of holders of the Company’s capital stock is set forth below. The description is intended as a summary, and is qualified in its entirety by reference to the Certificate of Incorporation and the Bylaws, which are available in our filings with the SEC. As of May 10, 2023, there were (i) 2,728,824 shares of Common Stock outstanding; (ii) of the 15,000 shares of the Series B Preferred Stock initially issued in the 2021 Private Placement, there are 11,026 shares of Series B Preferred Stock that have not been converted and are outstanding; and (iii) of the 3,250 shares of the Series C Preferred Stock initially issued in the 2022 Private Placement, there are 1,150 shares of Series C Preferred Stock that have not been converted and remain outstanding.

On November 15, 2022, we effected the Reverse Stock Split. The Reverse Stock Split resulted in combining every thirty-five (35) shares of Common Stock outstanding or held in treasury into one (1) share of Common Stock. The Reverse Stock Split did not reduce the number of authorized shares of Common Stock or authorized shares of preferred stock or change the par values of our Common Stock or preferred stock, both of which remain at $0.01 per share. The Company did not issue fractional shares of Common Stock and instead issued an additional whole share of Common Stock to all holders that would otherwise have received a fractional share. Except for adjustments resulting from the treatment of fractional shares, each stockholder continued to hold the same percentage of our outstanding Common Stock immediately following the Reverse Stock Split becoming effective as such stockholder held immediately prior to the Reverse Stock Split. The Series B Preferred Stock, the Reprice Warrants, the Amended Warrants, as well as other Common Stock purchase warrants, stock options, restricted stock awards and other securities entitling their holders to purchase or otherwise receive shares of Common Stock were adjusted as a result of the Reverse Stock Split as required by the terms of each security.

Common Stock

Dividend rights. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our Common Stock are entitled to receive dividends out of funds legally available if the Board of Directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that the Board of Directors may determine.

Voting rights. Each holder of Common Stock is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. Our Certificate of Incorporation does not provide for the right of stockholders to cumulate votes for the election of directors. Our Certificate of Incorporation establishes a classified Board of Directors, divided into three classes with staggered three-year terms. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

No preemptive or similar rights. Our Common Stock is not entitled to preemptive rights and is not subject to conversion, redemption or sinking fund provisions. The rights, preferences and privileges of the holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of any series of our preferred stock that NovaBay may designate and issue in the future.

Right to receive liquidation distributions. Upon our dissolution, liquidation or winding-up, the assets legally available for distribution to holders of our Common Stock are distributable ratably among the holders of our Common Stock, subject to prior satisfaction of all outstanding debt and liabilities and the preferential or pari passu rights and payment of liquidation preferences, if any, on any outstanding shares of our preferred stock, including the Series B Preferred Stock and the Series C Preferred Stock.

The rights of the holders of Common Stock are subject to, and may be adversely affected by, the rights of holders of shares of the Series B Preferred Stock and the Series C Preferred Stock, as described below, and any other preferred stock that we may designate and issue in the future.

Preferred Stock

Under the terms of the Certificate of Incorporation, the Board of Directors is authorized to issue up to 5,000,000 shares of preferred stock in one or more series without stockholder approval. Other than the Series B Preferred Stock and the Series C Preferred Stock, we do not currently have any shares of preferred stock issued and outstanding.

Our Certificate of Incorporation authorized the Board of Directors, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions. The Board of Directors can also increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. The Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the Common Stock. The issuance of preferred stock, while providing flexibility in connection with financings, possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, discouraging or preventing a change in control of the Company, may adversely affect the market price of our Common Stock and the voting and other rights of the holders of Common Stock, and may reduce the likelihood that stockholders will receive dividend payments and payments upon liquidation.

Series B Non-Voting Convertible Preferred Stock

On November 2, 2021, we issued 15,000 shares of the Series B Preferred Stock, all of which were convertible into shares of Common Stock at the election of the holders of the Series B Preferred Stock, subject to the beneficial ownership limitation described below. Of the 15,000 shares of Series B Preferred Stock originally issued and sold in the 2021 Private Placement, 11,026 shares of Series B Preferred Stock have not been converted and remain outstanding. In accordance with the Series B Certificate of Designation, the stated value of each share of the Series B Preferred Stock is $1,000 with a current per share conversion price of $1.30 into 770 shares of Common Stock, or an aggregate of 8,644,020 shares of Common Stock upon conversion of all outstanding Series B Preferred Stock. The current conversion price of the Series B Preferred Stock reflects adjustments since its initial issuance as a result of the Reverse Stock Split and the anti-dilution adjustment that occurred pursuant to the Series B Certificate of Designation as a result of the conversion price of the Debentures and the exercise price of the 2023 Warrants that were issued in the 2023 Private Placement. The following is a summary of the terms of the Series B Preferred Stock, which is qualified in its entirety by the Series B Certificate of Designation that was filed as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on November 1, 2021, and which is incorporated into this prospectus by reference.

Rank

The Series B Preferred Stock ranks as to dividends or distributions of assets upon our liquidation, dissolution or winding up, whether voluntarily or involuntarily, as follows:

●	on par with our Common Stock and our Series C Preferred Stock;

●	senior to any class or series of our capital stock hereafter created specifically ranking by its terms junior to the Series B Preferred Stock; and

●	junior to any class or series of our capital stock hereafter created specifically ranking by its terms senior to the Series B Preferred Stock.

Conversion Limitation

The Series B Preferred Stock is subject to a limitation upon conversion of the Series B Preferred Stock to the extent that, after giving effect to such conversion, the holder of such Series B Preferred Stock (together with the holder’s affiliates, and any other persons acting as a group together with the holder or any of the holder’s affiliates), would beneficially own Common Stock in excess of the Beneficial Ownership Limitation (or 4.99% or 9.99% of the outstanding Common Stock) as set forth in the Series B Certificate of Designation. Any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% of the total number of shares of Common Stock then issued and outstanding provided that such increase in percentage shall not be effective until sixty-one days after notice to us.

Liquidation Preference

In the event of our liquidation, dissolution or winding up, holders of Series B Preferred Stock are entitled to receive the same amount as a holder of Common Stock.

Voting Rights

Shares of Series B Preferred Stock generally have no voting rights, except as required by law and except that the consent of the majority of holders of the outstanding Series B Preferred Stock is required to: (i) alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock or alter or amend the Series B Certificate of Designation, (ii) amend our Certificate of Incorporation or other charter documents in any manner that adversely affects any rights of the holders of Preferred Stock, (iii) increase the number of authorized shares of Preferred Stock, and (iv) enter into any agreement with respect to any of the foregoing.

Dividends

Holders of Series B Preferred Stock are entitled to receive, and we are required to pay, dividends on shares of the Series B Preferred Stock equal (on an as if converted to Common Stock basis) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. The Series B Preferred Stock is not entitled to any other dividends.

Redemption

We are not obligated to redeem or repurchase any shares of Series B Preferred Stock. Shares of Series B Preferred Stock are not otherwise entitled to any redemption rights, or mandatory sinking fund or analogous fund provisions.

Listing

There is no established public trading market for the Series B Preferred Stock, and the Series B Preferred Stock has not been listed on any national securities exchange or trading system.

Dilution Protection

In the event we, at any time after the first date of issue of the Series B Preferred Stock and while at least one share of Series B Preferred Stock is outstanding: (i) pays a dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by us upon conversion of the Series B Preferred Stock or any debt securities), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues by reclassification of shares of Common Stock any shares of our capital stock, then, in each case, the conversion price of the Series B Preferred Stock shall be adjusted as provided in the Series B Certificate of Designation. Any adjustment made pursuant to the Series B Certificate of Designation shall become effective immediately after the effective date of the applicable event described in subsections (i) through (iv) above. In addition, in the event that we or any of our subsidiaries, as applicable, at any time while the Series B Preferred Stock is outstanding sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or any of our securities or any of our subsidiaries which would entitle the holder thereof to acquire at any time Common Stock at an effective price per share that is lower than the then conversion price of the Series B Preferred Stock, then the conversion price of the Series B Preferred Stock will be reduced to such lower price; this protection afforded the holder of the Series B Preferred Stock is referred to as a “full-ratchet” anti-dilution protection. This full-ratchet anti-dilution protection is subject to termination as provided in the Series B Certificate of Designation upon the earlier of: (x) our Common Stock achieving an average trading price during any 10 days during a 30-consecutive trading day period that exceeds $35.00 (such dollar amount having been adjusted to reflect the Reverse Stock Split, and which is subject to further adjustment for future stock splits, recapitalizations, stock dividends and other similar adjustments) and the trading volume during such period exceeds $500,000 per trading day; provided that the Initial Registration Statement and the registration statement registering the resale of the Common Stock underlying the warrants issued in the 2021 Private Placement both remain effective during this measurement period; or (y) 75% of the Series B Preferred Stock issued having been converted. The holders of Series B Preferred Stock do not have any preemptive rights as a result of their ownership of Series B Preferred Stock.

Fundamental Transactions

On November 18, 2022, we closed the 2022 Private Placement and issued 3,250 shares of the Series C Preferred Stock pursuant to the terms of the 2022 Securities Purchase Agreement. At the time of issuance, all of the Series C Preferred Stock were convertible into shares of Common Stock at the election of the holders of the Series C Preferred Stock, subject to the beneficial ownership limitation described below. Of the 3,250 shares of Series C Preferred Stock originally issued and sold in the 2022 Private Placement, 1,150 of these shares remain outstanding as of the date of this prospectus. In accordance with the Series C Certificate of Designation, the stated value of each share of the Series C Preferred Stock is $1,000 with a current per share conversion price of $1.30 into 770 shares of Common Stock, or an aggregate of 885,500shares of Common Stock upon conversion of all outstanding Series C Preferred Stock. The current conversion price of the Series C Preferred Stock reflects an anti-dilution adjustment that occurred pursuant to the Series C Certificate of Designation as a result of the conversion price of the Debentures and the exercise price of the 2023 Warrants that were issued in the 2023 Private Placement. The following is a summary of the terms of the Series C Preferred Stock, which is qualified in its entirety by the Series C Certificate of Designation, which was filed as Exhibit 3.2 to our Current Report on Form 8-K filed with the SEC on November 18, 2022 and which is incorporated into this prospectus by reference.

2021 Registration Rights Agreement

In connection with the 2021 Private Placement, we entered into a Registration Rights Agreement, dated October 29, 2022 (the “2021 Registration Rights Agreement”) with investors (the “2021 Purchasers”) that provided for the resale of the shares of Common Stock underlying the Series B Preferred Stock and the 2021 Original Warrants, which as a result of the 2022 Warrant Reprice Transaction were amended and are the 2021 Amended Warrants. Pursuant to the terms of the 2021 Registration Rights Agreement, we initially registered, on behalf of the 2021 Purchasers, the shares of Common Stock underlying the Series B Preferred Stock for resale on an initial registration statement on Form S-1 and also registered for resale on a separate registration statement on Form S-1 the shares of Common stock underlying the 2021 Original Warrants. Pursuant to the 2021 Registration Rights Agreement, we filed a third registration statement on Form S-1, on behalf of the 2021 Purchasers, that registered for resale the additional shares of Common Stock that became issuable upon conversion of the Series B Preferred Stock as a result of an anti-dilution adjustment to the conversion price that occurred as a result of the completion of the 2022 Warrant Reprice Transaction that reduced exercise prices on certain of our Common Stock purchase warrants, including the 2021 Amended Warrants and provided for the issuance of the Reprice Warrants. The 2021 Registration Rights Agreement provides for payment of liquidated damages to the 2021 Purchasers that are a party to the agreement in the event we are not able to perform our obligations with respect to registering the Common Stock. In addition, pursuant to the 2021 Registration Rights Agreement, we also agreed, among other things, to indemnify the 2021 Purchasers, their officers, directors, members, employees and agents, successors and assigns under the registration statement from certain liabilities and pay all fees and expenses (excluding any legal fees of the 2021 Purchaser(s), and any underwriting discounts and selling commissions) incident to our obligations under the 2021 Registration Rights Agreement. For additional information regarding the 2021 Registration Rights Agreement, see a copy of the 2021 Registration Rights Agreement, which was filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on November 1, 2021 and which is incorporated into this prospectus by reference.

Series C Non-Voting Convertible Preferred Stock

On November 18, 2022, we closed the 2022 Private Placement and issued 3,250 shares of the Series C Preferred Stock pursuant to the terms of the 2022 Securities Purchase Agreement. At the time of issuance, all of the Series C Preferred Stock were convertible into shares of Common Stock at the election of the holders of the Series C Preferred Stock, subject to the beneficial ownership limitation described below. Of the 3,250 shares of Series C Preferred Stock originally issued and sold in the 2022 Private Placement, 1,150 of these shares remain outstanding as of the date of this prospectus. In accordance with the Series C Certificate of Designation, the stated value of each share of the Series C Preferred Stock is $1,000 with a current per share conversion price of $1.30 into 770 shares of Common Stock, or an aggregate of 885,500 shares of Common Stock upon conversion of all outstanding Series C Preferred Stock. The current conversion price of the Series C Preferred Stock reflects an anti-dilution adjustment that occurred pursuant to the Series C Certificate of Designation as a result of the conversion price of the Debentures and the exercise price of the 2023 Warrants that were issued in the 2023 Private Placement. The following is a summary of the terms of the Series C Preferred Stock, which is qualified in its entirety by the Series C Certificate of Designation, which was filed as Exhibit 3.2 to our Current Report on Form 8-K filed with the SEC on November 18, 2022 and which is incorporated into this prospectus by reference.

Rank

The Series C Preferred Stock ranks as to dividends or distributions of assets upon our liquidation, dissolution or winding up, whether voluntarily or involuntarily, as follows:

●	on par with our Common Stock and our Series B Preferred Stock;

●	senior to any class or series of our capital stock hereafter created specifically ranking by its terms junior to the Series C Preferred Stock; and

●	junior to any class or series of our capital stock hereafter created specifically ranking by its terms senior to the Series C Preferred Stock.

Conversion Limitation

The Series C Preferred Stock is subject to a limitation upon conversion of the Series C Preferred Stock to the extent that, after giving effect to such conversion, the holder of such Series C Preferred Stock (together with the holder’s affiliates, and any other persons acting as a group together with the holder or any of the holder’s affiliates), would beneficially own Common Stock in excess of the Beneficial Ownership Limitation (or 4.99% or 9.99% of the outstanding Common Stock) as set forth in the Series C Certificate of Designation. Any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% of the total number of shares of Common Stock then issued and outstanding provided that such increase in percentage shall not be effective until sixty-one days after notice to us.

Liquidation Preference

In the event of our liquidation, dissolution or winding up, holders of Series C Preferred Stock are entitled to receive the same amount as a holder of Common Stock.

Voting Rights

The holders of shares of the Series C Preferred Stock generally will have no voting rights, except as required by law, and except that the consent of the majority of holders of the outstanding Series C Preferred Stock would be required to: (i) alter or change adversely the powers, preferences or rights given to the Series C Preferred Stock or alter or amend the Series C Certificate of Designation, (ii) amend the Certificate of Incorporation or other charter documents in any manner that adversely affects any rights of the holders of the Series C Preferred Stock, (iii) increase the number of authorized shares of Series C Preferred Stock, and (iv) enter into any agreement with respect to any of the foregoing.

Dividends

The Holders of the Series C Preferred Stock will be entitled to receive, and the Company will be required to pay, dividends on shares of the Series C Preferred Stock equal (on an as if converted to Common Stock basis) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. The Series C Preferred Stock will not be entitled to any other dividends.

Dilution Protection

In the event the Company, at any time after the 2022 Private Placement Closing Date and while at least one share of Series C Preferred Stock is outstanding: (i) pays a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon conversion of the Series C Preferred Stock or payment of a dividend on the Series C Preferred Stock); (ii) subdivides outstanding shares of Common Stock into a larger number of shares; (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (iv) issues by reclassification of shares of Common Stock any shares of capital stock of the Company, then in each case the conversion price of the Series C Preferred Stock will be adjusted as provided in the Series C Certificate of Designation. Any adjustment made pursuant to the Series C Certificate of Designation will become effective immediately after the effective date of the applicable event described in subsections (i) through (iv) above. In addition, if the Company at any time while the Series C Preferred Stock is outstanding, but prior to the Ratchet Termination Date (as defined in the Series C Certificate of Designation) sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or any securities of the Company or any of its subsidiaries that would entitle the holder thereof to acquire Common Stock at an effective price per share that is lower than the then conversion price of the Series C Preferred Stock, then the conversion price of the Series C Preferred Stock will be reduced to such lower price, which is referred to as a “full-ratchet” anti-dilution protection. This full-ratchet anti-dilution protection is subject to termination as provided in the Series C Certificate of Designation upon the earlier of: (a) the Common Stock achieving an average trading price of 250% of the conversion price during any 10 days during a 30-consecutive trading day period and (b) 75% of the Series C Preferred Stock issued on the original issue date has been converted. The holders of Series C Preferred Stock will not have any preemptive rights as a result of their ownership of Series C Preferred Stock.

Redemption

We are not obligated to redeem or repurchase any shares of Series C Preferred Stock. Shares of Series C Preferred Stock are not otherwise entitled to any redemption rights, or mandatory sinking fund or analogous fund provisions.

Listing

There is no established public trading market for the Series C Preferred Stock, and the Series C Preferred Stock has not been listed on any national securities exchange or trading system.

Fundamental Transactions

If, at any time that shares of Series C Preferred Stock were outstanding, we effected a merger, a sale of substantially all assets or engage in another type of change of control transaction, as described in the Series C Certificate of Designation and referred to as a “Fundamental Transaction”, then a holder of Series C Preferred Stock would have the right to receive, upon any subsequent conversion of a share of Series C Preferred Stock (in lieu of shares of Common Stock) for each issuable conversion share, the same kind and amount of securities, cash or property as such holder would have been entitled to receive upon the occurrence of such fundamental transaction if such holder had been, immediately prior to such fundamental transaction, the holder of Common Stock. In connection with a Fundamental Transaction, the holders of Series C Preferred Stock may instead receive in exchange for their shares of Series C Preferred Stock a security of the successor entity evidenced by a written instrument substantially similar in form and substance to the Series C Preferred Stock, which is convertible for a corresponding number of shares of capital stock of such successor entity equivalent to the shares of Common Stock upon conversion of the Series C Preferred Stock and with a conversion price consistent with the conversion price of the Series C Preferred Stock then currently in effect. If we are not the surviving entity in any such fundamental transaction, then it shall cause any successor entity to assume in writing all of the obligations of the Company under the Series C Certificate of Designation, the 2022 Securities Purchase Agreement, the 2022 Registration Rights Agreement (as defined below), and the 2022 Warrants in accordance with the provisions of the Series C Certificate of Designation.

2022 Registration Rights Agreement

In connection with the 2022 Private Placement, the Company entered into a Registration Rights Agreement, dated as of November 18, 2022 (the “2022 Registration Rights Agreement”) pursuant to which the Company was required to file this initial registration statement with the SEC covering the resale of the Shares being registered by this prospectus by no later than December 10, 2022, and to use best efforts to have this registration statement declared effective as promptly as possible after the filing. The 2022 Registration Rights Agreement provides for payment of liquidated damages to the Selling Stockholders, who are a party to the agreement, in the event we are not able to perform our obligations with respect to registering the Common Stock. In addition, pursuant to the 2022 Registration Rights Agreement, we also agreed, among other things, to indemnify the Selling Stockholders, their officers, directors, members, employees and agents, successors and assigns under the registration statement from certain liabilities and pay all fees and expenses (excluding any legal fees of the Selling Stockholder(s), and any underwriting discounts and selling commissions) incident to our obligations under the 2022 Registration Rights Agreement. For additional information regarding the 2022 Registration Rights Agreement, see a copy of the 2022 Registration Rights Agreement, which was filed as Exhibit 10.4 to our Current Report on Form 8-K filed with the SEC on September 13, 2022, and which is incorporated into this prospectus by reference.

Common Stock Warrants

Reprice Warrants

The Reprice Warrants were issued in the 2022 Warrant Reprice Transaction. The Reprice Warrants were exercisable into an aggregate of 327,860 shares of Common Stock at an exercise price of $6.30 per share, which number of underlying shares and exercise price reflect the adjustment for the Reverse Stock Split and are subject to customary anti-dilution adjustments as provided in the Reprice Warrants. In connection with the 2023 Private Placement, the Selling Stockholders who also participated in the 2023 Private Placement each entered into a Warrant Amendment Agreement with the Company that provided for their Reprice Warrants, exercisable for an aggregate of 238,574 Shares, as well as the other Common Stock warrants held by the participating Selling Stockholders, to be amended to reduce the exercise price of the Reprice Warrants and the other warrants from $6.30 per share to $1.50 per share. The Reprice Warrants held by the Selling Stockholders who did not participate in the 2023 Private Placement, which are exercisable for an aggregate of 89,286 Shares, continue to have an exercise price of $6.30 per share. The Reprice Warrants are currently exercisable and expire on September 11, 2028. The Reprice Warrants include a provision that limits a holder’s ability to exercise their Reprice Warrant to the extent that, after giving effect to such exercise, the holder of such Reprice Warrant (together with the holder’s affiliates, and any other persons acting as a group together with the holder or any of the holder’s affiliates), would beneficially own Common Stock in excess of the Beneficial Ownership Limitation (or 4.99% or 9.99% of the outstanding Common Stock) as set forth in the Reprice Warrants. Any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% of the total number of shares of Common Stock then issued and outstanding provided that such increase in percentage shall not be effective until sixty-one days after notice to us. The Reprice Warrants do not have any preemptive rights or a preference upon any liquidation, dissolution or winding-up of the Company. For additional information about the terms of the Reprice Warrants that we issued in the 2022 Warrant Reprice Transaction, see the forms of the Reprice Warrants that were filed as Exhibits 4.3 and 4.4 to our Current Report on Form 8-K filed with the SEC on September 13, 2022, and which are incorporated into this prospectus by reference.

Other Outstanding Warrants

As of May 10, 2023, we had outstanding Common Stock purchase warrants (including the Reprice Warrants separately described above) to purchase an aggregate of 7,382,447 shares of Common Stock at a weighted average exercise price of $2.18 per share. With the exception of the 2023 Warrants, all such outstanding Common Stock purchase warrants are currently exercisable. The 2023 Warrants will not be exercisable unless and until we obtain stockholder approval in accordance with the NYSE American Company Guide Rule 713(a) and Rule 713(b).

Anti-Takeover Effects of Provisions of our Certificate of Incorporation and Bylaws and Delaware Law

Our Certificate of Incorporation provides that the Board of Directors is divided into three classes with staggered three-year terms. Only one class of directors is elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because holders of Common Stock do not have cumulative voting rights in the election of directors, stockholders holding a majority of the shares of Common Stock outstanding are able to elect all of our directors. The Board of Directors is able to elect a director to fill a vacancy created by the expansion of the Board of Directors or due to the resignation or departure of an existing board member. Our Certificate of Incorporation and Bylaws also provide that all stockholder actions must be effected at a duly called meeting of stockholders and not by written consent, and that only the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors may call a special meeting of stockholders. In addition, our Bylaws include a requirement for the advance notice of nominations for election to the Board of Directors or for proposing matters that can be acted upon at a stockholders’ meeting. Our Certificate of Incorporation provides for the ability of the Board of Directors to issue, without stockholder approval, up to 5,000,000 shares of preferred stock with terms set by the Board of Directors, which rights could be senior to those of our Common Stock. The Certificate of Incorporation and Bylaws also provide that approval of at least 66-2/3% of the shares entitled to vote at an election of directors will be required to adopt, amend or repeal the Bylaws, or repeal the provisions of our Certificate of Incorporation regarding the election of directors and the inability of stockholders to take action by written consent in lieu of a meeting.

The foregoing provisions make it difficult for holders of Common Stock to replace the Board of Directors. In addition, the authorization of undesignated preferred stock makes it possible for the Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of NovaBay.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents some Delaware corporations from engaging, under some circumstances, in a business combination, which includes a merger or sale of at least 10% of the corporation’s assets with any interested stockholder, meaning a stockholder who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of the corporation’s outstanding voting stock, unless:

●	the transaction is approved by the Board of Directors prior to the time that the interested stockholder became an interested stockholder;

●

upon consummation of the transaction which resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

●

at or subsequent to such time that the stockholder became an interested stockholder, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We do not plan to “opt out” of these provisions. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Transfer Agent and Registrar

Computershare Shareholder Services, Inc., located in Providence, Rhode Island, Providence County, is the transfer agent and registrar for our Common Stock and preferred stock in the United States and Computershare Investor Services, Inc., located in Toronto, Ontario, Canada, is the co-transfer agent and registrar for our Common Stock in Canada.

Listing on the NYSE American

Our Common Stock is listed on the NYSE American under the symbol “NBY.”

SELLING STOCKHOLDERS

The shares of Common Stock being offered by the Selling Stockholders in this prospectus are those issuable to the Selling Stockholders upon the exercise of the Reprice Warrants that we issued in the 2022 Warrant Reprice Transaction, which is described in this prospectus and documents incorporated by reference into this prospectus. The table below lists the Selling Stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of the shares of Common Stock by each of the Selling Stockholders. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof, or has the right to acquire such powers within 60 days.

The Reprice Warrants held by the Selling Stockholders are all exercisable into shares of Common Stock. Under the terms of the Reprice Warrants, a Selling Stockholder may not exercise their Reprice Warrants to the extent such exercise would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock, which would exceed 4.99% or 9.99%, as applicable to such Selling Stockholder, of our then outstanding Common Stock following such exercise, excluding for purposes of such determination unexercised warrants.

In accordance with the terms of the Reprice Letter Agreements with the Selling Stockholders, this prospectus generally covers the resale of the sum of the number of shares of Common Stock initially issuable to the Selling Stockholders upon exercise of the Reprice Warrants and based on the assumption that all of the Reprice Warrants are exercised in full, without regard to any limitations on exercise contained in the Reprice Warrants as of May 11, 2023. Because the exercise price and underlying shares of the Reprice Warrants may be adjusted upon the occurrence of certain other events, the number of shares of Common Stock that will actually be issued upon exercise of the Reprice Warrants in the future may be more or less than the number of shares being offered by this prospectus.

The name of each Selling Stockholder is set forth in the first column in the table below. The second column of the table lists of the number of shares of Common Stock beneficially owned by each Selling Stockholder, based on its ownership of the shares of Common Stock, as of May 11, 2023, which assumes the full conversion of the shares of Series B Preferred Stock and Series C Preferred Stock and/or exercise of the Reprice Warrants, the 2021 Amended Warrants and the 2022 Warrants that are held by the Selling Stockholder on that date, without regard to any applicable ownership limitations on the conversion and/or exercise of such securities. The third column lists the shares of Common Stock being offered by this prospectus by the Selling Stockholders. The fourth column assumes the sale of all of the shares offered by each Selling Stockholder pursuant to this prospectus, but does not assume the sale of any other securities that each Selling Stockholder may beneficially own.

Percentage ownership is based on 2,728,824 shares of Common Stock outstanding as of May 10, 2023. The Selling Stockholders may sell all, some or none of their Shares in this offering that are received upon exercise of their Reprice Warrants. For additional information, see the section entitled “Plan of Distribution.” This information in the table and the footnotes is based upon our review of public filings, our stockholder, option holder and warrant holder registers and information furnished to us by the Selling Stockholders. Based on this information, we believe that none of the Selling Stockholders are broker-dealers or affiliates of broker-dealers.

			Shares of Common Stock Owned After this Offering (2)(3)
Name of Selling Stockholder	Shares of Common Stock Owned Prior to this Offering (1)	Shares of Common Stock Being Offered by this Prospectus (2)	Number	Percentage
Altium Growth Fund, LP (4)	2,595,715	71,429	2,524,286	47.4%
Armistice Capital Master Fund Ltd. (5)	694,922	60,000	634,922	18.5%
Alpha Capital Anstalt (6)	3,003,815	71,429	2,932,386	51.2%
Bigger Capital Fund, LP (7)	1,346,662	17,858	1,328,804	32.6%
District 2 Capital Fund LP (8)	1,074,796	17,858	1,056,938	27.8%
FGP Protective Opportunity Master Fund SP (9)	1,728,876	26,786	1,702,090	38.2%
Hudson Bay Master Fund Ltd. (10)	968,920	31,250	937,670	25.4%
Lincoln Park Capital Fund, LLC (11)	125,000	31,250	93,750	3.3%
Total Number of Shares	11,792,806	327,860	11,464,946

(1)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Includes 100% of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock and the Series C Preferred Stock at the current conversion price and exercise of the Reprice Warrants, the 2021 Amended Warrants and the 2022 Warrants as well as any other shares of Common Stock held as of May 11, 2023.

(2)

This column represents the maximum number of shares of Common Stock that may be issued to each Selling Stockholder upon exercise of the Reprice Warrants and are being offered by the Selling Stockholders in this prospectus. Pursuant to the Reprice Warrants, a Selling Stockholder may exercise its Reprice Warrants for shares of Common Stock if as a result of such exercise such Selling Stockholder, its affiliates and any other person whose beneficial ownership of shares of Common Stock would be aggregated with the Selling Stockholder’s for purposes of Section 13(d) of the Exchange Act, would beneficially own more than 4.99% of our Common Stock (or 9.99% if such Selling Stockholder elected for this limitation to apply or provided not less than 61 days’ prior notice to us of an increase to 9.99%).

(3)

Assumes, for each Selling Stockholder, the conversion in full of all shares of Series B Preferred Stock and Series C Preferred Stock held by such Selling Stockholder and the exercise of all Reprice Warrants, the 2021 Amended Warrants and the 2022 Warrants and the sale of all Shares offered by this prospectus.

(4)

Altium Growth Fund, LP’s ownership as of May 11, 2023 includes an aggregate of: (1) 2,310,000 shares of Common Stock issuable upon conversion of its 3,000 shares of Series B Preferred Stock; (2) 214,286 shares of Common Stock underlying its 2021 Amended Warrants; and (3) 71,429 shares of Common Stock underlying its Reprice Warrants. The reported share ownership does not include shares of Common Stock underlying the Debentures that may be converted into Common Stock or paid by us in cash or the 2023 Warrants from the 2023 Private Placement as the full conversion of the Debentures and the exercise of the 2023 Warrants is subject to stockholder approval, which has not yet been obtained. Altium Capital Management, LP, the investment manager of Altium Growth Fund, LP, has voting and investment power over these securities. Jacob Gottlieb is the managing member of Altium Capital Growth GP, LLC, which is the general partner of Altium Growth Fund, LP. Each of Altium Growth Fund, LP and Jacob Gottlieb disclaims beneficial ownership over these shares.

(5)

Armistice Capital Master Fund Ltd.’s ownership as of May 11, 2023 includes an aggregate of: (1) 634,922 shares of Common Stock underlying its 2022 Warrants and (2) 60,000 shares of Common Stock underlying its Reprice Warrants. The reported share ownership does not include shares of Common Stock underlying the Debentures that may be converted into Common Stock or paid by us in cash or the 2023 Warrants from the 2023 Private Placement as the full conversion of the Debentures and the exercise of the 2023 Warrants is subject to stockholder approval, which has not yet been obtained. Armistice Capital Master Fund Ltd. shares such voting and dispositive power with Armistice Capital, LLC and Steven Boyd, both with the following address: 510 Madison Avenue, 7th Floor, New York, New York 10022.

(6)

Alpha Capital Anstalt’s ownership as of May 11, 2023 includes an aggregate of: (1) 2,718,100 shares of Common Stock issuable upon conversion of its 3,530 shares of Series B Preferred Stock; (2) 71,429 shares of Common Stock underlying its Reprice Warrants; and (3) 214,286 shares of Common Stock underlying its 2021 Amended Warrants. The reported share ownership does not include shares of Common Stock underlying the Debentures that may be converted into Common Stock or paid by us in cash or the 2023 Warrants from the 2023 Private Placement as the full conversion of the Debentures and the exercise of the 2023 Warrants is subject to stockholder approval, which has not yet been obtained. Nicola Feuerstein, Director of Alpha Capital Anstalt, has sole voting and dispositive power over the Company’s securities held by Alpha Capital Anstalt.

(7)

Bigger Capital Fund, LP’s ownership as of May 11, 2023 includes an aggregate of: (1) 770,000 shares of Common Stock issuable upon conversion of its 1,000 shares of Series B Preferred Stock; (2) 346,500 shares of Common Stock issuable upon conversion of its 450 shares of Series C Preferred Stock; (3) 158,732 shares of Common Stock underlying its 2022 Warrants; (4) 17,858 shares of Common Stock underlying its Reprice Warrants; and (5) 53,572 shares of Common Stock underlying its 2021 Amended Warrants. The reported share ownership does not include shares of Common Stock underlying the Debentures that may be converted into Common Stock or paid by us in cash or the 2023 Warrants from the 2023 Private Placement as the full conversion of the Debentures and the exercise of the 2023 Warrants is subject to stockholder approval, which has not yet been obtained. Bigger Capital, LLC is the investment manager of Bigger Capital Fund, LP. Mr. Michael Bigger is a managing partner of Bigger Capital GP, LLC, which is the general partner of Bigger Capital Fund, LP, and has sole voting and investment power over the Company’s securities. Bigger Capital GP, LLC and Mr. Bigger may deemed to beneficially own the shares beneficially held by Bigger Capital Fund, LP.

(8)

District 2 Capital Fund LP's (“District 2 CF”) ownership as of March 27, 2023 includes an aggregate of: (1) 770,000 shares of Common Stock issuable upon conversion of its 1,000 shares of Series B Preferred Stock; (2) 154,000 shares of Common Stock issuable upon conversion of its 200 shares of Series C Preferred Stock; (3) 79,366 shares of Common Stock underlying its 2022 Warrants; (4) 17,858 shares of Common Stock underlying its Reprice Warrants; and (5) 53,572 shares of Common Stock underlying its 2021 Amended Warrants. The reported share ownership does not include shares of Common Stock underlying the Debentures that may be converted into Common Stock or paid by us in cash or the 2023 Warrants from the 2023 Private Placement as the full conversion of the Debentures and the exercise of the 2023 Warrants is subject to stockholder approval, which has not yet been obtained. Bigger Capital Fund GP, LLC (“Bigger GP”) is a general partner of Bigger Capital Fund, LP (“Bigger Capital”) and District 2 Capital LP (“District 2”) is the investment manager of District 2 CF. Michael Bigger is the managing member of Bigger GP and District and District 2 Holdings LLC (“District 2 Holdings”), which is the managing member of District 2 GP LLC (“District 2 GP”), the general partner of District 2 CF. Therefore, Mr. Bigger, District 2, District 2 Holdings and District 2 CF may be deemed to be the beneficial owner, and have the shared power to dispose of or direct the disposition, of the shares reported as beneficially owned by District 2 CF and Mr. Bigger and Bigger GP may be deemed to be the beneficial owner, and have the shared power to dispose of or direct the disposition, of the shares reported as beneficially owned by Bigger Capital and District 2 CF.

(9)

FGP Protective Opportunity Master Fund SP’s ownership as of May 11, 2023 includes an aggregate of: (1) 1,078,000 shares of Common Stock issuable upon conversion of its 1,400 shares of Series B Preferred Stock; (2) 385,000 shares of Common Stock issuable upon conversion of its 500 shares of Series C Preferred Stock; (3) 158,732 shares of Common Stock underlying its 2022 Warrants; (4) 26,786 shares of Common Stock underlying its Reprice Warrants; and (5) 80,358 shares of Common Stock underlying its 2021 Amended Warrants. FGP Protective Opportunity Master Fund SP is a segregated portfolio of FGP Protective Opportunity Master Fund SPC. The principal of FGP Protective Opportunity Master Fund SP is Gregory Pepin. Gregory Pepin has the voting and dispositive power with respect to the securities.

(10)

Hudson Bay Master Fund Ltd.’s ownership as of May 11, 2023 includes an aggregate of: (1) 843,920 shares of Common Stock issuable upon conversion of its 1,096 shares of Series B Preferred Stock; (2) 31,250 shares of Common Stock underlying its Reprice Warrants; and (3) 93,750 shares of Common Stock underlying its 2021 Amended Warrants. Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these Company securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities.

(11)

Lincoln Park Capital Fund, LLC’s ownership as of May 11, 2023 includes an aggregate of: (1) 31,250 shares of Common Stock underlying its Reprice Warrants and (2) 93,750 shares of Common Stock underlying its 2021 Amended Warrants. Joshua Scheinfeld and Jonathan Cope are the principals of Lincoln Park Capital Fund, LLC and are deemed to be the beneficial owners of these securities. Messrs. Scheinfeld and Cope have shared voting and disposition power with respect to the of these securities owned by Lincoln Park Capital Fund, LLC.

Relationships with the Selling Stockholders

Based upon information provided by the Selling Stockholders, except as set forth below, none of the Selling Stockholders nor any of their affiliates, officers, directors or principal equity holders has had any positions or office or has had any material relationship with us within the past three years.

●

Altium Growth Fund, LP, Alpha Capital Anstalt, Bigger Capital Fund, LP, District 2 Capital Fund LP, FGP Protective Opportunity Master Fund SP, Hudson Bay Master Fund Ltd. and Lincoln Park Capital Fund, LLC participated in the 2021 Private Placement and all such Selling Stockholders, except Lincoln Park Capital Fund, LLC, currently own shares of Series B Preferred Stock.

●

As part of the 2022 Warrant Reprice Transaction, Altium Growth Fund, LP, Alpha Capital Anstalt, Bigger Capital Fund, LP, District 2 Capital Fund LP, FGP Protective Opportunity Master Fund SP, Hudson Bay Master Fund Ltd. and Lincoln Park Capital Fund, LLC own Amended Warrants, and each of the Selling Stockholders own Reprice Warrants.

●

Armistice Capital Master Fund Ltd., Bigger Capital Fund, LP, District 2 Capital Fund LP, FGP Protective Opportunity Master Fund SP participated in the 2022 Private Placement and all such Selling Stockholders currently own shares of Series C Preferred Stock and 2022 Warrants.

●	Altium Growth Fund, LP, Alpha Capital Anstalt, Armistice Capital Master Fund Ltd., Bigger Capital Fund, LP, and District 2 Capital Fund LP participated in the 2023 Private Placement and all such Selling Stockholders (i) currently holds Debentures and own 2023 Warrants and (ii) entered into a Warrant Amendment Agreement with the Company that provided for their respective Reprice Warrants and their other Common Stock warrants to be amended to reduce the exercise price from $6.30 per share to $1.50 per share.

PLAN OF DISTRIBUTION

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell, transfer or otherwise dispose of any or all of shares of Common Stock covered by this prospectus on the NYSE American or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales, to the extent permitted by law;

●	through the writing or settlement of options or other hedging transactions, whether through an option exchange or otherwise;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect and (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Certain legal matters with respect to the validity of the issuance of the securities offered hereby will be passed upon by our counsel, Squire Patton Boggs (US) LLP, Washington, DC.

EXPERTS

The consolidated financial statements of NovaBay Pharmaceuticals, Inc. as of December 31, 2022 and 2021 and for the years then ended, incorporated by reference in this prospectus, have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 with respect to the Shares of Common Stock being sold in this offering. This prospectus constitutes a part of that registration statement. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules to the registration statement, because some parts have been omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and our Common Stock being sold in this offering, you should refer to the registration statement and the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus regarding the contents of any agreement, contract or other document referred to herein are not necessarily complete; reference is made in each instance to the copy of the contract or document filed as an exhibit to the registration statement. Each statement is qualified by reference to the exhibit.

The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The SEC’s website address is www.sec.gov.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We make these filings available on our website http://www.novabay.com/investors/sec-filings. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on our website or any such information in making your decision whether to purchase shares of our Common Stock. You can also review these documents on the SEC’s website, as described above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

You should consider the incorporated information as if we reproduced it in this prospectus. The SEC allows us to “incorporate by reference” the information we file with the SEC into this prospectus. This permits us to disclose important information to you by referring you to other documents that we filed separately with the SEC. Any information referred to in this way is considered part of this prospectus. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities we may offer pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. We incorporate by reference the following documents that have been filed with the SEC:

●	our Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC on March 31, 2023, as amended on April 28, 2023;

●	Our Quarterly Report on Form 10-Q, filed with the SEC on May 11, 2023;

●	our Current Reports on Form 8-K, filed with the SEC on January 20, 2023, April 27, 2023, and May 2, 2023;

●	our Preliminary Proxy Statement on Schedule 14A filed with the SEC on May 8, 2023; and

●

the description of our Common Stock in our registration statement on Form 8-A, as filed with the SEC on August 29, 2007, as updated by our Current Report on Form 8-K filed with the SEC on June 29, 2010, and including any amendments or reports filed for the purposes of updating this description, including Exhibit 4.1 or our Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC on March 31, 2023, as amended on April 28, 2023.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus modifies or replaces such information. We also incorporate by reference any future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the securities made by this prospectus, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

Notwithstanding the foregoing, unless specifically stated to the contrary, information that we furnish (and that is not deemed “filed” with the SEC) under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference into this prospectus or the registration statement of which this prospectus is a part.

We will provide, upon written or oral request, without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information incorporated herein by reference (exclusive of exhibits to such documents unless such exhibits are specifically incorporated by reference herein). You may request in writing or orally a copy of these filings, at no cost, by writing or telephoning us at the following address:

NovaBay Pharmaceuticals, Inc.

2000 Powell Street, Suite 1550

Emeryville, California 94608

(510) 899-8800

Attention: Corporate Secretary

327,860 Shares

of

Common Stock

PROSPECTUS

                                               , 2023

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses to be paid by us in connection with this registration statement and the listing of our Common Stock. All amounts shown are estimates except for the SEC registration fee.

Amount
SEC registration fee	$42
Accounting fees and expenses	12,000
Legal fees and expenses	50,000
Transfer agent and registrar fees and expenses	2,000
Total expenses	$64,042

ITEM 14. Indemnification of Directors and Officers.

The Company’s amended and restated certificate of incorporation provides that the liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Under the Delaware General Corporation Law, no director will be personally liable to the Company or the Company’s stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

●	for any breach of the duty of loyalty to the Company or the Company’s stockholders;

●	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●	for unlawful payment of dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; and

●	for any transaction from which the director derived an improper personal benefit.

●	The Company’s amended and restated bylaws provide that:

●	the Company is required to indemnify the Company’s directors and executive officers to the fullest extent not prohibited by Delaware law, subject to limited exceptions;

●	the Company may indemnify the Company’s other employees and agents as set forth in the Delaware General Corporation Law;

●

the Company is required to advance expenses to the Company’s directors and executive officers as incurred in connection with legal proceedings against them for which they may be indemnified, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification; and

●	the rights conferred in the amended and restated bylaws are not exclusive.

The information provided above is a summary of relevant provisions of our amended and restated certificate of incorporation, amended and restated bylaws and certain provisions of the Delaware General Corporation Law. We urge you to read the full text of these documents, forms of which have been filed with the SEC, as well as the referenced provisions of the Delaware General Corporation Law because they are the legal documents and provisions that will govern matters of indemnification with respect to our directors and officers.

The Company has entered into indemnification agreements with each of the Company’s directors and executive officers that require the Company to indemnify these persons all direct and indirect costs of any type or nature whatsoever, including attorney’s fees, witness fees, and other out-of-pocket costs of whatever nature, incurred by the director or officer in any action or proceeding, whether actual, pending or threatened, subject to certain limitations, to which any of these people may be made a party by reason of the fact that he or she is or was a director or an executive officer of the Company or is or was serving or at any time serves at the request of the Company as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

The Company has purchased insurance on behalf of any person who is or was a director or officer of the Company against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

ITEM 15. Recent Sales of Unregistered Securities.

During the last three years and to date in the current fiscal year, we sold the following unregistered securities, which have been adjusted to reflect the Company’s reverse stock split at a 1-for-35 ratio that became effective on November 15, 2022 (without accounting for fractional rounding):

Capital Raise	# of Shares, Units or Warrants	Date

Issuance of warrants exercisable for an aggregate of 197,102 shares of Common Stock at an exercise price of $57.75 per share to certain domestic and foreign investors as partial consideration for the exercise of certain warrants then held by such investors with the exercise of such warrants providing aggregate proceeds of $6,829,580	197,102	July 20, 2020

Issuance of warrants exercisable for an aggregate of 15,000 shares of Common Stock at an exercise price of $23.513 per share as consideration for certain services pursuant to that certain Services Agreement, dated May 13, 2020 with TLF Bio Innovation Lab, LLC	429	January 15, 2021

Sale of (i) an aggregate of 15,000 shares of Series C non-voting convertible preferred stock that are convertible into an aggregate of 1,071,429 shares of Common Stock and (ii) Common Stock warrants at an exercise price of $18.55 exercisable for 1,071,429 shares of Common Stock for an aggregate purchase price of $15,000,000	2,142,858	November 2, 2021

Issuance of warrants exercisable for an aggregate of 327,858 shares of Common Stock at an exercise price of $6.30 per share to certain domestic investors as partial consideration for the exercise of certain warrants held by such investors with the exercise of such warrants providing aggregate proceeds of approximately $2,065,500	327,860	September 9, 2022

Issuance and sale of units consisting of an aggregate of (i) 3,250 Series C Non-Voting Convertible Preferred Stock, par value $0.01 per share, convertible into an aggregate of 516,750 shares of Common Stock, (ii) short-term Series A-1 warrants to purchase an aggregate of 515,876 shares Common Stock, and (iii) long-term Series A-2 warrants to purchase an aggregate of 515,876 shares Common Stock for an aggregate purchase price of $3,250,000	1,548,502	November 18, 2022

Issuance and sale of an aggregate of (i) $3.3 million aggregate principal amount of Original Issue Discount Senior Secured Convertible Debentures Due November 1, 2024, which may be converted or redeemed into up to an aggregate of 2,538,464 shares of Common Stock, (ii) long-term Series B-1 warrants to purchase Common Stock, which are exercisable for up to an aggregate of 2,538,464 shares of Common Stock, and (iii) short-term Series B-2 warrants to purchase Common Stock, which are exercisable for up to an aggregate of 2,538,464 shares of Common Stock, for an aggregate purchase price of $3,000,000

	7,615,392	May 1, 2023

Ladenburg acted as placement agent in connection with each of the private placements described above, except as relates to the private placement of warrants to TLF Bio Innovation Lab, LLC. No other underwriters were involved in the foregoing sales of securities.

The securities described above were issued pursuant to the exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder, as a transaction to an accredited investor not involving a public offering. The recipients of securities in all such transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the stock certificates and option agreements issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

ITEM 16. Exhibits and Financial Statement Schedules.

(a)         The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Exhibit Description	Incorporated by Reference				Filed Herewith
		Form	File Number	Exhibit/ Form 8-K Item Reference	Filing Date
2.1	Membership Unit Purchase Agreement dated September 27, 2021, by and among the Company, DERMAdoctor, the Founders and the Sellers (as defined therein)	8-K	001-3678	2.1	9/28/2021
3.1	Amended and Restated Certificate of Incorporation of NovaBay Pharmaceuticals, Inc.	10-K	001-33678	3.1	3/21/2018
3.2	Amendment to the Amended and Restated Certificate of Incorporation, dated June 4, 2018 of NovaBay Pharmaceuticals, Inc.	8-K	001-33678	3.1	6/04/2018
3.3	Amendment to the Amended and Restated Certificate of Incorporation, as amended, dated May 27, 2020	8-K	001-33678	3.1	5/28/2020
3.4	Amendment to the Amended and Restated Certificate of Incorporation, as amended, dated May 24, 2021	8-K	001-33678	3.1	5/24/2021
3.5	Amendment to the Amended and Restated Certificate of Incorporation, as amended, dated January 31, 2022	8-K	001-33678	3.1	2/1/2022
3.6	Certificate of Designation for the Series B Preferred Stock	8-K	001-33678	3.1	11/1/2021
3.7	Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, dated November 14, 2022	8-K	001-33678	3.1	11/18/2022
3.8	Certificate of Designation for Series C Preferred Stock, dated November 17, 2022	8-K	001-33678	3.2	11/18/2022
3.9	Amended and Restated Bylaws	10-K	001-33678	3.7	3/29/2022
4.1	Description of Securities	10-K	001-33678	4.1	3/31/2023
4.2	Form of Warrant pursuant to the Services Agreement with TLF Bio Innovation Lab, LLC, dated May 13, 2020	8-K	001-33678	4.1	5/18/2020
4.3	Form of July 2020 Warrant	8-K	001-33678	4.1	7/21/2020

4.4	Form of Amended July 2020 Warrant	8-K	001-33678	4.1	9/13/2022
4.5	Form of Amended November 2021 Warrant	8-K	001-33678	4.2	9/13/2022
4.6	Form of September 2022 Warrant (2020 Participants)	8-K	001-33678	4.3	9/13/2022
4.7	Form of September 2022 Warrant (2021 Participants)	8-K	001-33678	4.4	9/13/2022
4.8	Form of Series A-1 Long-Term Warrant	8-K	001-33678	4.5	9/13/2022
4.9	Form of Series A-2 Short-Term Warrant	8-K	001-33678	4.6	9/13/2022
4.10	Form of Original Issue Discount Secured Senior Convertible Debenture	8-K	001-33678	4.1	4/27/2023
4.11	Form of Series B-1 Long-Term Common Stock Warrant	8-K	001-33678	4.2	4/27/2023
4.12	Form of Series B-2 Short-Term Common Stock Warrant	8-K	001-33678	4.3	4/27/2023
4.13	Form of Warrant Amendment Agreement	8-K	001-33678	4.4	4/27/2023
5.1	Opinion of Squire Patton Boggs (US) LLP	S-1	333-269083	5.1	12/30/2022
10.1	Form of Securities Purchase Agreement*	8-K	001-33678	10.1	4/27/2023
10.2	Form of Security Agreement*	8-K	001-33678	10.2	4/27/2023
10.3	Form of Subsidiary Guarantee	8-K	001-33678	10.3	4/27/2023
10.4	Form of Voting Commitment	8-K	001-33678	10.4	4/27/2023
10.5	Form of Registration Rights Agreement	8-K	001-33678	10.5	4/27/2023
10.6+	Director and Officer Indemnity Agreement	10-K	001-33678	10.1	3/29/2022
10.7+	NovaBay Pharmaceuticals, Inc. 2007 Omnibus Incentive Plan (as amended and restated)	S-8	333-215680	99.1	1/24/2017
10.8+	NovaBay Pharmaceuticals, Inc. 2017 Omnibus Incentive Plan	S-8	333-218469	99.1	6/02/2017
10.9+	NovaBay Pharmaceuticals, Inc. 2017 Omnibus Incentive Plan (Form Agreements to the 2017 Omnibus Incentive Plan)	S-8	333-218469	99.2	6/02/2017
10.10+	Executive Employment Agreement (Employment Agreement of Justin M. Hall)	8-K	001-33678	10.1	2/6/2020
10.11+	First Amendment to the Executive Employment Agreement with Justin M. Hall, dated January 26, 2022	8-K	001-33678	10.6	1/28/2022
10.12+*	Performance Restricted Stock Unit Award Agreement with Mr. Justin Hall	10-Q	001-33678	10.1	5/6/2021
10.13+	Executive Employment Agreement (Employment Agreement of Andrew D. Jones)	8-K	001-33678	10.8	5/5/2020
10.14+*	Performance Restricted Stock Unit Award Agreement with Mr. Andrew Jones	10-Q	001-33678	10.2	5/6/2021
10.15+	Executive Employment Agreement with Dr. Audrey Kunin, dated November 5, 2021	8-K	001-33678	10.1	11/12/2021
10.16+	Side Letter with Dr. Audrey Kunin, dated November 5, 2021	8-K	001-33678	10.3	11/12/2021
10.17+*	Performance Restricted Stock Unit Award Agreement with Dr. Audrey Kunin	8-K	001-33678	10.4	11/12/2021
10.18+	Executive Employment Agreement with Dr. Jeff Kunin, dated November 5, 2021	8-K	001-33678	10.2	11/12/2021
10.19+	Consulting Agreement between the Company and Eric Wu, dated November 17, 2020	8-K	001-33678	10.1	11/18/2020
10.20+	2023 Non-Employee Director Compensation Plan	10-K	001-33678	10.15	3/31/2023
10.21	Office Lease (between the Company and KBSIII Towers at Emeryville, LLC)	8-K	001-33678	10.1	8/26/2016
10.22	First Amendment to Office Lease by and between the Company and KBSIII Towers at Emeryville, LLC, dated January 24, 2022	8-K	001-33678	10.2	1/28/2022
10.23*	International Distribution Agreement (by and between the Company and Pioneer Pharma Co. Ltd.)	10-K	001-33678	10.18	3/27/2012
10.24	At the Market Offering Agreement between the Company and Ladenburg Thalmann & Co. Inc., dated May 14, 2021	8-K	001-33678	1.1	5/14/2021

10.25	Paycheck Protection Program Promissory Note and Agreement, dated May 3, 2020, between the Company and Wells Fargo Bank, N.A.	10-Q	001-33678	10.28	5/7/2020
10.26	Form of Exercise Agreement with Holders of 2019 Domestic Warrants	8-K	001-33678	10.1	7/21/2020
10.27	Form of Exercise Agreement with Holders of 2019 Foreign Warrants	8-K	001-33678	10.2	7/21/2020
10.28	Form of Reprice Agreement with Ladenburg	8-K	001-33678	10.3	7/21/2020
10.29	Form of Securities Purchase Agreement, dated October 29, 2021	8-K	001-33678	1.1	11/01/2021
10.30	Form of Registration Rights Agreement, dated October 29, 2021	8-K	001-33678	10.1	11/01/2021
10.31*	Form of 2020 Reprice Letter Agreement, dated September 9, 2022	8-K	001-33678	10.1	9/13/2022
10.32*	Form of 2021 Reprice Letter Agreement, dated September 9, 2022	8-K	001-33678	10.2	9/13/2022
10.33*	Form of Securities Purchase Agreement, dated September 9, 2022	8-K	001-33678	10.3	9/13/2022
10.34	Form of Registration Rights Agreement	8-K	001-33678	10.4	9/13/2022
10.35	Form of Participant Voting Commitment	8-K	001-33678	10.5	9/13/2022
10.36	Form of Additional Voting Commitment	8-K	001-33678	10.6	9/13/2022
10.37	Form of Leak-Out Agreement	8-K	001-33678	10.7	9/13/2022
10.38+	Consulting Agreement between the Company and Andrew Jones, dated February 15, 2023	10-K	001-33678	10.33	3/31/2023
21	Subsidiaries of NovaBay Pharmaceuticals, Inc.	10-K	001-33678	21	3/31/2023
23.1	Consent of WithumSmith+Brown, PC					X
23.2	Consent of Squire Patton Boggs (US) LLP (included in Exhibit 5.1)	S-1	333-269083	23.2	12/30/2022
24.1	Power of Attorney (included on the signature page to this registration statement)	S-1	333-269083	24.1	12/30/2022
104	The Cover Page Interactive Data File, formatted in Inline XBRL (included within the Inline XBRL document)					X
107	Calculation of Filing Fees Tables					X

+	Indicates a management contract or compensatory plan or arrangement.
*

Certain confidential portions of this exhibit were omitted by means of marking such portions with brackets because the confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

(b)	Financial Statement Schedules

Financial statement schedules have been omitted, as the information required to be set forth therein is included in the consolidated financial statements or notes thereto appearing in the prospectus made part of this registration statement.

ITEM 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that subparagraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement;

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(iii)

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Emeryville, State of California, on May 17, 2023.

NOVABAY PHARMACEUTICALS, INC.

/s/ Justin M. Hall
Justin M. Hall
Chief Executive Officer and General Counsel

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Justin M. Hall	Chief Executive Officer, General Counsel and Director	May 17, 2023
Justin M. Hall	(principal executive officer)

/s/ Tommy Law	Interim Chief Financial Officer	May 17, 2023
Tommy Law	(principal financial and accounting officer)

*	Chairman	May 17, 2023
Paul E. Freiman, Ph.D.

*	Director	May 17, 2023
Dr. Audrey Kunin

*	Director	May 17, 2023
Julie Garlikov

*	Director	May 17, 2023
Swan Sit

*	Director	May 17, 2023
Mijia (Bob) Wu

*	Director	May 17, 2023
Yenyou (Jeff) Zheng, Ph.D.

*	Director	May 17, 2023
Yongxiang (Sean) Zheng

* By:	/s/ Justin M. Hall
Name:	Justin M. Hall
Title:	Attourney-in-Fact